UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 17, 2022

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	KRMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Item 1.01. Entry into a Material Definitive Agreement

Karen Fisher, Chief Financial Officer of Repro Med Systems, Inc. (the “Company”), will resign her employment effective as of June 30, 2022. In connection with her resignation, the Company has entered into a Transition Agreement with Ms. Fisher dated as of May 17, 2022 setting forth the terms of her separation from service with the Company (the “Transition Agreement”).

Pursuant to the terms of the Transition Agreement, Ms. Fisher will resign as an officer and employee of the Company effective at the close of business on June 30, 2022. Ms. Fisher will assist the Company in transitioning her job responsibilities prior to her resignation. In addition, Ms. Fisher will continue to be subject to the confidentiality, non-competition, non-disclosure and non-disparagement covenants under her Amended and Restated Employment Agreement dated as of January 1, 2020 as previously filed with the Securities and Exchange Commission (her “Employment Agreement”), for a period of one year following her resignation. Ms. Fisher has also agreed to a release of any and all claims against the Company and its affiliates which in any way relate to Ms. Fisher’s employment with the Company or the termination of that employment.

Ms. Fisher will be entitled to the following in exchange for her transition services: (i) severance payments that would otherwise be payable upon termination as described in Section 5(b) of her Employment Agreement; and (ii) $60,000, less taxes and applicable deductions, payable promptly following the Company’s filing with the Securities and Exchange Commission of its Form 10-Q for the quarter ended June 30, 2022.

The foregoing description of the Resignation Agreement is qualified in its entirety by reference to the Transition Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported under Item 1.01 above, Karen Fisher, the Company’s Chief Financial Officer, will resign her employment effective as of June 30, 2022 to pursue other opportunities. There were no disagreements between Ms. Fisher and the Company. Ms. Fisher’s departure is not related to the operations, policies or practices of the Company or any issues regarding accounting policies or practices.

The Company has engaged a specialized firm to conduct a search of potential candidates to replace Ms. Fisher. In the interim, the Company’s Vice President of Financial Planning and Analysis, Tom Adams, will serve as Interim Chief Financial Officer of the Company effective July 1, 2022.

Mr. Adams joined the Company in November 2021 as its Vice President of Financial Planning and Analysis and has over 20 years of finance and accounting experience in the medical technology and pharmaceutical sector. Prior to joining the Company, he worked with Integra Life Sciences from 2011-2021, where he served in progressively senior finance roles. His most recent was as the Senior Director of Finance for a $500M commercial business unit, prior to that as Group Controller and Head of Financial Planning and Analysis for Global Manufacturing, Quality and Supply Chain, and prior to that as Director of Finance for the Orthopedics business. Prior to Integra, Tom worked at Pfizer serving in progressively senior finance roles from 2000 to 2011. Early in his career, he spent time with Ernst and Young in the audit function. Mr. Adams has a Bachelor of Science in Accounting and Finance from Ohio State University.

Item 9.01. Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description

10.1	Transition Agreement dated as of May 17, 2022 between Repro Med Systems, Inc. and Karen Fisher

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: May 18, 2022	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer